Exhibit 99.1

Company/Investor Contact:

Charles Jones

CJones & Associates Public Relations

888-557-6480

305-987-7418

cjones@cjonespr.com

Hemispherx Amends and Restates Agreement with myTomorrows for the Early Access Program for Rintatolimod in Europe

PHILADELPHIA – May 24, 2016 - Hemispherx Biopharma (NYSE MKT: HEB) announced today that it has executed an amended and restated agreement with Impatients, N.V., a Netherlands based company doing business as myTomorrows, for the commencement and management of an Early Access Program (EAP) in all of Europe and Turkey.

myTomorrows, as Hemispherx’ exclusive service provider in Europe and Turkey, will perform EAP activities in Europe and Turkey to include the supply of rintatolimod for the treatment of Chronic Fatigue Syndrome (CFS) to patients with an unmet medical need.

The original agreement was executed on August 3, 2015 and then terminated by Hemispherx Biopharma on April 20, 2016 allowing both parties to renegotiate and rectify certain aspects of the original agreement.

Thomas K. Equels, CEO of Hemispherx said “I am very enthusiastic about the possibilities moving forward with myTomorrows now that we have resolved all outstanding issues and have come to an agreement that is potentially mutually profitable for both companies”.

About Rintatolimod

Rintatolimod is a member of a new class of specifically-configured ribonucleic acid (RNA) compounds targeted as potential treatment of diseases with immunologic defects and/or viral causation.

About myTomorrows

myTomorrows provides services to patients and physicians in need of drugs in development and diagnostic tests. Through its Internet-based platform, myTomorrows provides uniform public information about early access programs, clinical trials and diagnostic tests to enhance data-driven decision-making and enable rational pharmacotherapy. myTomorrows also facilitates requests for diagnostic tests and drugs in development. For more information about myTomorrows, please visit the website http://www.mytomorrows.com

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials. The FDA approval of Alferon N Injection® is limited to the treatment of refractory or recurrent external genital warts in patients 18 years of age or older. The Company’s Alferon N Injection® approval in Argentina includes the use of Alferon N Injection® (under the brand name "Naturaferon”) for use in any patients who fail, or become intolerant to recombinant interferon, including patients with chronic active hepatitis C infection. The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information, please visit www.hemispherx.net.

Disclosure Notice

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties including, but not limited to, general industry conditions and competition; general economic factors; the Company’s ability to adequately fund its projects; the impact of pharmaceutical industry regulation and healthcare legislation in the United States and internationally; trends toward healthcare cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict the future market conditions; manufacturing difficulties or delays; dependence on the effectiveness of the Company’s patents and other protections for products; and the exposure to litigation, including patent litigation, and/or regulatory actions; and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. The production of new Alferon® API inventory will not commence until the validation phase is complete. While the facility is approved by FDA under the Biological License Application ("BLA”) for Alferon®, this status will need to be reaffirmed by a successful Pre-Approval Inspection by the FDA prior to commercial sale of newly produced inventory product. The validation phase is delayed until we are able to repair the damage caused by a flood that occurred on January 5, 2016 at the facility. At this moment, there is no definitive timetable to have the facility back online. If and when we obtain a reaffirmation of FDA BLA status and have begun production of new Alferon® API, we will need FDA approval as to the quality and stability of the final product to allow commercial sales to resume. With regard to our NDA for Ampligen® to treat CFS, we note that there are additional steps which the FDA has advised us to take in our seeking approval. The final results of these efforts and/or any other activities could vary materially from Hemispherx’s expectations. Any failure to satisfy the FDA regulatory requirements or the requirements of other countries could significantly delay, or preclude outright, approval of Ampligen® in the United States and other countries. No assurance can be given that myTomorrows' EAP endeavors on behalf of the company will enable the company to dispense and eventually sell rintatolimod for the treatment of Chronic Fatigue Syndrome (CFS) in Europe or Turkey. No evidence is suggested that Ampligen® will be commercially approved for any treatment or that Alferon N Injection® will be commercially approved for potential new treatment indications or for new manufacturing procedures.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “potential,” “potentially,” “possible,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Hemispherx that any of its plans will be achieved. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Hemispherx’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Examples of such risks and uncertainties include those set forth in the Disclosure Notice, above, as well as the risks described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Hemispherx undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise revise or update this release to reflect events or circumstances after the date hereof.